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                                                                      Exhibit 21


                   DIVERSIFIED FOOD GROUP, INC. SUBSIDIARIES


1.   Classic Confectionery, L.L.C., a Delaware limited liability company
2.   Cohen's Kosher Foods, L.L.C., a Delaware limited liability company
3.   Great American Ice Cream Co., L.L.C., a Delaware limited liability company
4.   Restauranic, Inc., an Illinois corporation
5.   Sweet Shop Candies, Inc., a Texas corporation